Exhibit 99.1

Blucora Announces Proposed $425,000,000 Senior Secured Credit Facilities

Bellevue, WA, April 4, 2017 -- Blucora, Inc. (NASDAQ:BCOR) (“Blucora”), a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals, today announced that it will host a bank meeting on Wednesday, April 5, 2017, for the purpose of syndicating its new proposed senior secured credit facilities consisting of a new $375,000,000 Senior Secured Term Loan Facility and a new $50,000,000 Revolving Credit Facility. The joint lead arrangers and joint bookrunners for the senior secured credit facilities are Credit Suisse, KeyBank National Association and SunTrust Robinson Humphrey, Inc.
Blucora intends to use the proceeds of the senior secured term loan facility to repay all amounts outstanding under the TaxAct – HD Vest 2015 Credit Facility which Blucora used to finance the acquisition of H.D. Vest in December 2015, and to redeem all of Blucora’s outstanding Convertible Senior Notes due 2019 and to pay fees and expenses incurred in connection with the foregoing.
The consummation of the proposed senior secured credit facilities is subject to a number of factors, including market interest and other conditions.
About Blucora®
Blucora, Inc. (NASDAQ:BCOR) is a leading provider of technology-enabled financial solutions to consumers, small businesses and tax professionals. Our products and services in tax preparation and wealth management, through TaxAct and HD Vest, help consumers manage their financial lives. TaxAct is an affordable digital tax preparation solution for individuals, business owners and tax professionals. HD Vest Financial Services ® supports an independent network of tax professionals who provide comprehensive financial planning solutions. For more information on Blucora or its businesses, please visit www.blucora.com.

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Blucora undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Contact:
Stacy Ybarra
425-709-8127
Blucora, Inc.
stacy.ybarra@blucora.com

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